CONSENT OF PERSON ABOUT TO BECOME TRUSTEE


         The undersigned person is named as a Trustee of whatifi Funds in the Statement of Additional Information included as a part of the Registration Statement on Form N-1A filed by whatifi Funds under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, and hereby consents to the use of his name in such Statement of Additional Information.




David M. Leahy              /s/ David M. Leahy             December 22, 1999